Exhibit 99.1
Liberty Latin America Reports Q3 2026 Results
56,000 postpaid and broadband net adds in Q3

Operating Income of $181 million; 3% Adjusted OIBDA rebased YoY growth

Improving financial momentum anticipated in Q4

Over $150 million of share repurchases to date in 2026

Denver, Colorado - Nov 4, 2026: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2026.

President and CEO Balan Nair commented, “In the third quarter, we delivered a strong operating performance, adding 56,000 postpaid mobile and broadband subscribers, representing a clear step-up from both Q1 and Q2. C&W Panama led the way with the largest contribution, while Liberty Costa Rica returned to a healthier cadence of postpaid additions.”

“Commercially, we continue to be opportunistic on targeting price increases across the group, notably in Panama through Q3 and, more recently, in Jamaica. We also rolled out Liberty-Starlink partnerships during the quarter, launching direct-to-cell propositions in Panama and Costa Rica.”

“Our Adjusted OIBDA momentum carried into the third quarter, with rebased growth of 3% and margin expansion of 160 basis points YoY supported by continued efforts to improve our cost base. We anticipate improving momentum in both revenue and Adjusted OIBDA in the fourth quarter as we move into the key holiday selling season and benefit from phasing of B2B.”

“YTD Adjusted FCF before distributions to partners came in almost $140 million ahead of the same period in 2025. As is typical for us, we expect the bulk of our cash flow to land in the fourth quarter.”

“Since the distribution of Preference shares in June, our capital allocation reflects a marked acceleration in repurchases of our common equity. Through 2026 to date, we have deployed over $150 million in repurchases, equivalent to nearly 10% of 2025 year-end common shares outstanding. We intend to stay disciplined and opportunistic as regards future share repurchases.”

Business Highlights
•Liberty Caribbean: Operational gains drive sequential Adjusted OIBDA improvement
◦Postpaid and broadband net adds, on the back of solid FMC execution
◦Standout B2B contribution, underpinned by major project wins
•C&W Panama: Largest contributor to group broadband and postpaid net additions
◦Residential revenue growth accelerates to 4% YoY
◦YoY headwind from phasing of B2B revenue
•Liberty Networks: Continued solid demand for capacity
◦Strong Enterprise performance in Colombia & Dominican Republic
◦El Salvador project resulting in significant costs not matched by in-period revenue
•Liberty Puerto Rico: Steady Adjusted OIBDA margin improvement
◦Continued postpaid additions from SIM-only product
◦Further price increases on residential to support revenue
•Liberty Costa Rica: Adjusted OIBDA rebased growth of 8% YoY
◦Return to healthy postpaid net adds; stable broadband base in competitive market
◦Cost efficiencies program driving down operating expenses

Preferred Dividend Update
Liberty Latin America also today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its 9.0% Fixed Rate Cumulative Perpetual Redeemable
Series A Preference Shares. The per share amount of the quarterly cash dividend will be $0.5625, payable in cash on December 15, 2026 to stockholders of record of the preferred stock at the close of business on November 30, 2026.

Financial and Operating Highlights

Financial Highlights	Q3 2026	Q3 2025	YoY Increase / (Decline)	YoY Rebased Increase / (Decline)	YTD 2026	YTD 2025	YoY Increase	YoY Rebased Increase / (Decline)

(USD in millions)
Revenue	$1,117	$1,113	—%	(2%)	$3,303	$3,283	1%	(1%)
Operating income (loss)	$181	$188	(3%)		$508	$(17)	N.M.
Adjusted OIBDA	$454	$433	5%	3%	$1,295	$1,255	3%	2%
Property & equipment additions	$170	$149	14%		$459	$420	9%
As a percentage of revenue	15%	13%			14%	13%

Adjusted FCF before distributions to noncontrolling interest owners	$(9)	$16			$10	$(128)
Distributions to noncontrolling interest owners	(1)	—			(26)	(29)
Adjusted FCF	$(10)	$16			$(16)	$(157)

Cash provided by operating activities	$185	$178			$444	$344
Cash used by investing activities	$(157)	$(171)			$(393)	$(418)
Cash used by financing activities	$(173)	$86			$(247)	$53
Amounts may not recalculate due to rounding.
Note: rebased growth rates, consolidated Adjusted OIBDA and Adjusted FCF are non-GAAP measures. Rebased growth rates reflect the estimated impacts of FX. See Non-GAAP Reconciliations section.

Operating Highlights[1]	Q3 2026	Q2 2026

Total customers	1,852,200	1,839,200
Customer additions	8,500	7,600
Fixed RGUs	3,927,400	3,883,500
RGU additions	32,400	35,000
Internet additions	12,400	12,100
Mobile subscribers	6,788,200	6,759,800
Mobile additions (losses)	20,600	(49,300)
Postpaid additions	43,200	33,100
1.See Glossary for the definition of RGUs and mobile subscribers. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2026	2025	%	Rebased %	2026	2025	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$366.0	$368.8	(1)	(1)	$1,082.2	$1,099.0	(2)	(2)
C&W Panama	189.4	199.1	(5)	(5)	541.8	553.4	(2)	(2)
Liberty Networks	122.0	116.7	5	—	373.6	341.7	9	6
Liberty Puerto Rico	288.6	298.2	(3)	(3)	872.3	897.9	(3)	(3)
Liberty Costa Rica	173.4	154.5	12	—	500.0	464.0	8	(1)
Corporate	3.5	3.5	—	—	10.6	11.2	(5)	(5)
Eliminations	(25.5)	(28.3)	N.M.	N.M.	(77.7)	(84.5)	N.M.	N.M.
Total	$1,117.4	$1,112.5	—	(2)	$3,302.8	$3,282.7	1	(1)
N.M. – Not Meaningful.
•Reported revenue for the three and nine months ended September 30, 2026 was broadly flat and 1% higher, respectively, compared with the corresponding prior-year periods. Rebased revenue over the respective periods was 2% and 1% lower.
◦The flat year-over-year rebased revenue performance at Liberty Networks and Liberty Costa Rica was more than offset by declines at C&W Panama, Liberty Puerto Rico and, to a lesser extent, Liberty Caribbean.
Q3 2026 Revenue Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)

•Liberty Caribbean: revenue declined 1%, as growth in B2B and residential mobile was more than offset by lower residential fixed revenue.
◦B2B revenue increased 6%, driven by higher project revenue, including wins in the Bahamas and Curaçao as well as continued mobile growth across the region.
◦Residential mobile service revenue grew 6%, aided by postpaid additions from rising FMC penetration and supportive pricing.
◦Residential fixed subscription revenue declined 9% on a rebased basis, reflecting a lower subscriber base mainly in Jamaica.
•C&W Panama: revenue declined 5%. Total residential revenue grew 4%, with residential mobile service revenue up 6% on continued postpaid growth and residential fixed subscription revenue up 3%; this was more than offset by a 19% decline in B2B revenue on the phasing of government project revenue.
•Liberty Networks: revenue increased 5% on a reported basis and was broadly flat on a rebased basis. Enterprise growth, especially in Colombia and the Dominican Republic, was offset by lower Wholesale impacted by lower IRU non-cash amortizations.
•Liberty Puerto Rico: revenue was down 3%. B2B and residential fixed declined 5% and 3%, respectively, while mobile revenue saw postpaid growth more than offset by declines in prepaid.

◦Sequentially, trends continue to be robust, with a full year of consecutive quarterly postpaid net additions and continued momentum from the SIM-only offer supporting mobile revenue growth.
•Liberty Costa Rica: revenue increased 12% on a reported basis and was broadly flat on a rebased basis.
◦The rebased result is a combination of 4% residential mobile revenue growth on strong postpaid additions, offset by a 7% decline in residential fixed revenue due to competitive ARPU pressure and an 8% decline in B2B driven by lower project revenue.

Operating Income
•We reported operating income (loss) of $181 million and $188 million for the three months ended September 30, 2026 and 2025, respectively, and $508 million and ($17 million) for the nine months ended September 30, 2026 and 2025, respectively.
◦The decrease for the three-month comparison is primarily due to the net effect of (i) higher depreciation and (ii) an increase in Adjusted OIBDA. The improvement for the nine-month comparison is primarily due to (i) a decline in impairment, restructuring and other operating items, as we incurred impairment on spectrum assets during 2025 and (ii) increase in Adjusted OIBDA.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2026	2025	%	Rebased %	2026	2025	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$172.4	$172.5	—	—	$500.3	$519.6	(4)	(4)
C&W Panama	72.4	71.8	1	1	201.5	205.0	(2)	(2)
Liberty Networks	55.7	65.2	(15)	(16)	177.6	183.9	(3)	(4)
Liberty Puerto Rico	102.7	95.5	8	8	286.5	264.0	9	9
Liberty Costa Rica	68.5	56.4	21	8	188.8	169.3	12	2
Corporate	(17.7)	(28.0)	37	36	(59.6)	(86.8)	31	31
Total	$454.0	$433.4	5	3	$1,295.1	$1,255.0	3	2

Operating income (loss) margin	16.2%	16.9%	15.4%	(0.5)%

Adjusted OIBDA margin	40.6%	39.0%	39.2%	38.2%
•Adjusted OIBDA on a reported basis for the three and nine months ended September 30, 2026 was up 5% and 3%, respectively, over the prior-year periods. On a rebased basis, Adjusted OIBDA was up 3% and 2% over the corresponding periods.
◦Strong year-over-year rebased growth at Liberty Costa Rica and Liberty Puerto Rico, more than offset a decline at Liberty Networks.

Q3 2026 Adjusted OIBDA Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)
•Liberty Caribbean: Adjusted OIBDA was broadly flat, with lower bad debt offsetting softer revenue. Sequential Adjusted OIBDA once again stepped up this quarter.
•C&W Panama: Adjusted OIBDA grew 1%, reflecting lower direct costs.
•Liberty Networks: Adjusted OIBDA declined 15% on a reported and 16% on a rebased basis, reflecting the phasing of the El Salvador build, whereby direct costs were incurred but not matched by in-period revenue recognition.
•Liberty Puerto Rico: Adjusted OIBDA increased 8%, on lower equipment and interconnect costs, including the elimination of MVNO fees. Sequential Adjusted OIBDA also increased on lower costs in the quarter.
•Liberty Costa Rica: Adjusted OIBDA increased 21% on a reported basis and 8% on a rebased basis, with the margin expanding around 300 basis points to approximately 40%, reflecting the ongoing roll-out of cost-saving initiatives.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	USD in millions
Customer Premises Equipment	$43.2	$38.9	$122.6	$119.9
New Build & Upgrade	33.0	15.7	78.4	55.6
Capacity	29.1	27.2	75.2	71.2
Baseline	51.1	59.3	151.3	151.0
Product & Enablers	13.1	8.2	31.2	22.1
Total P&E Additions	169.5	149.3	458.7	419.8
Assets acquired under capital-related vendor financing arrangements	(33.1)	(33.5)	(125.9)	(88.9)
Changes in current liabilities related to capital expenditures and other	4.4	6.4	28.1	27.3
Capital expenditures, net	$140.8	$122.2	$360.9	$358.2

P&E Additions as % of revenue	15.2%	13.4%	13.9%	12.8%

P&E Additions:
Liberty Caribbean	$59.5	$51.4	$149.8	$136.9
C&W Panama	30.1	29.4	73.8	64.7
Liberty Networks	16.0	11.6	51.5	50.1
Liberty Puerto Rico	39.6	28.0	104.0	94.1
Liberty Costa Rica	17.6	23.7	58.0	56.2
Corporate	6.7	5.2	21.6	17.8
Total P&E Additions	$169.5	$149.3	$458.7	$419.8

P&E Additions as a Percentage of Revenue by Reportable Segment:
Liberty Caribbean	16.3%	13.9%	13.8%	12.5%
C&W Panama	15.9%	14.8%	13.6%	11.7%
Liberty Networks	13.1%	9.9%	13.8%	14.7%
Liberty Puerto Rico	13.7%	9.4%	11.9%	10.5%
Liberty Costa Rica	10.1%	15.3%	11.6%	12.1%

New Build and Homes Upgraded by Reportable Segment[1]:
Liberty Caribbean	19,000	5,400	94,600	41,700
C&W Panama	10,000	13,400	26,000	52,900
Liberty Puerto Rico	6,100	3,200	15,700	4,900
Liberty Costa Rica	8,600	800	16,400	60,800
Total	43,700	22,800	152,700	160,300
1.Table excludes Liberty Networks as that reportable segment only provides B2B-related services.

Operating Income (Loss) less Property & Equipment Additions
•Operating income (loss) less property and equipment additions was $12 million and $38 million for the three months ended September 30, 2026 and 2025, respectively, and $49 million and ($437 million) for the nine months ended September 30, 2026 and 2025, respectively.

Adjusted OIBDA less Property & Equipment Additions
The following table presents (i) Adjusted OIBDA less property and equipment additions for each of our reportable segments and Liberty Latin America for the periods indicated and (ii) the percentage change from period-to-period.

	Three months ended		Increase/(decrease)	Nine months ended		Increase/(decrease)
	September 30,			September 30,
	2026	2025	%	2026	2025	%
	in millions, except % amounts
Liberty Caribbean	$112.9	$121.1	(7)	$350.5	$382.7	(8)
C&W Panama	42.3	42.4	—	127.7	140.3	(9)
Liberty Networks	39.7	53.6	(26)	126.1	133.8	(6)
Liberty Puerto Rico	63.1	67.5	(7)	182.5	169.9	7
Liberty Costa Rica	50.9	32.7	56	130.8	113.1	16
Liberty Latin America[1]	284.5	284.1	—	836.4	835.2	—
1.Adjusted OIBDA less property and equipment additions for Liberty Latin America on a consolidated basis is a non-GAAP measure. Note that the sum of the reportable segments will not agree to the total for Liberty Latin America as we do not disclose amounts associated with our Corporate operations or intersegment eliminations. For the definition of Adjusted OIBDA less property and equipment additions and required reconciliations, see Non-GAAP Reconciliations section.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2026:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions
Liberty Latin America[1]	$1.5	—	$1.5	$98.2
C&W2	4,943.4	—	4,943.4	398.0
Liberty Puerto Rico[3]	3,057.5	7.9	3,065.4	69.6
Liberty Costa Rica	504.0	—	504.0	13.3
Total	$8,506.4	$7.9	$8,514.3	$579.1

Consolidated Leverage and Liquidity Information:			September 30, 2026	June 30, 2026
Consolidated debt and finance lease obligations to operating income ratio			11.8x	13.1x
Consolidated net debt and finance lease obligations to operating income ratio			11.0x	11.9x
Consolidated gross leverage ratio[4]			4.8x	5.1x
Consolidated net leverage ratio[4]			4.5x	4.6x
Weighted average debt tenor[5]			3.7 years	4.0 years
Fully-swapped borrowing costs			6.9%	6.9%
Unused borrowing capacity (in millions)[6]			$860.0	$864.3
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the Liberty Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations section.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions and other debt and finance lease obligations.
6.At September 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2026 compliance reporting requirements.

Residential Fixed ARPU per Customer Relationship
The following table provides residential fixed ARPU per customer relationship for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2026	2025	% Change	% Change
Reportable Segment:
Liberty Caribbean	$51.42	$51.43	—%	—%
C&W Panama	$35.99	$37.62	(4%)	(4%)
Liberty Puerto Rico	$78.93	$78.71	—%	—%
Liberty Costa Rica[2]	$38.09	$36.67	4%	(7%)
Cable & Wireless Borrowing Group	$47.01	$47.94	(2%)	(2%)
Residential Mobile ARPU
The following table provides residential ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2026	2025	% Change	% Change

Reportable Segment:
Liberty Caribbean	$17.08	$16.03	7%	6%
C&W Panama	$12.28	$12.24	—%	—%
Liberty Puerto Rico	$36.19	$35.67	1%	1%
Liberty Costa Rica[3]	$13.00	$11.26	15%	3%
Cable & Wireless Borrowing Group	$14.56	$14.10	3%	3%
1.The FX-Neutral change represents the percentage change adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior-quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colónes for the three months ended September 30, 2026 and 2025 were CRC 17,136 and CRC 18,516, respectively.
3.The mobile ARPU amounts in Costa Rican colónes for the three months ended September 30, 2026 and 2025 were CRC 5,850 and CRC 5,687, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance; cost reduction and efficiency initiatives; growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico and Jamaica operations; the strength of our balance sheet and tenor of our debt; capital intensity expectations; future share repurchases; our future projected sources and uses of cash; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B). Liberty Latin America also has a class of preferred shares, which is traded on the NASDAQ Global Select market under the symbol “LILAP”.

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Soomit Datta    ir@lla.com     Michael Coakley    llacommunications@lla.com

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change	Rebased change[1]
	2026	2025
	in millions, except % amounts
Revenue	$657.3	$661.8	(1%)	(2%)
Operating income	$119.6	$152.5	(22%)
Adjusted OIBDA	$300.7	$309.4	(3%)	(3%)
Property & equipment additions	$105.6	$92.4	14%
Operating income as a percentage of revenue	18.2%	23.0%
Adjusted OIBDA as a percentage of revenue	45.7%	46.8%
Proportionate Adjusted OIBDA	$248.2	$258.3

	Nine months ended
	September 30,		Change	Rebased change[1]
	2026	2025
	in millions, except % amounts
Revenue	$1,937.2	$1,926.4	1%	—%
Operating income	$383.1	$414.8	(8%)
Adjusted OIBDA	$879.1	$908.4	(3%)	(4%)
Property & equipment additions	$275.1	$251.7	9%
Operating income as a percentage of revenue	19.8%	21.5%
Adjusted OIBDA as a percentage of revenue	45.4%	47.2%
Proportionate Adjusted OIBDA	$733.1	$756.8
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2026	2026
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.25%)	$156.0	$—	$—
Revolving Credit Facility (Term SOFR + 3.25%)	$460.0	—	—
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.0%)	$590.0	590.0	590.0
Term Loan Facility B-7 due 2032 (Term SOFR + 3.25%)	$1,530.0	1,530.0	1,530.0
Total Senior Secured Credit Facilities		2,120.0	2,120.0
CWP Term Loan due 2028 (4.25%)	$435.0	435.0	435.0
Regional and other debt		70.4	60.8
Total Credit Facilities		2,625.4	2,615.8
Notes:
7.125% Senior Secured Notes due 2032	$1,000.0	1,000.0	1,000.0
9.0% Senior Notes due 2033	$755.0	755.0	755.0
Total Notes		1,755.0	1,755.0
Vendor financing and Tower Transactions		563.0	584.5
Total debt		4,943.4	4,955.3
Less: discounts and deferred financing costs		(37.8)	(39.4)
Total carrying amount of debt		4,905.6	4,915.9
Less: cash and cash equivalents		(398.0)	(501.9)
Net carrying amount of debt		$4,507.6	$4,414.0
•At September 30, 2026, our total and proportionate net debt was $4.5 billion and $4.2 billion, respectively, our Fully-swapped Borrowing Cost was 6.4%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 4.9 years.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At September 30, 2026, we had maximum undrawn commitments of $644 million, including $70 million under our regional facilities. At September 30, 2026, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2026 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change
	2026	2025
	in millions, except % amounts
Revenue	$288.6	$298.2	(3)%
Operating income	$38.7	$23.8	63%
Adjusted OIBDA	$102.7	$95.5	8%
Property & equipment additions	$39.6	$28.0	41%
Operating income as a percentage of revenue	13.4%	8.0%
Adjusted OIBDA as a percentage of revenue	35.6%	32.0%

	Nine months ended
	September 30,		Change
	2026	2025
	in millions, except % amounts
Revenue	$872.3	$897.9	(3)%
Operating income (loss)	$78.9	$(460.0)	117%
Adjusted OIBDA	$286.5	$264.0	9%
Property & equipment additions	$104.0	$94.1	11%
Operating income (loss) as a percentage of revenue	9.0%	(51.2)%
Adjusted OIBDA as a percentage of revenue	32.8%	29.4%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2026	2026
	in millions
Credit Facilities:
2030 LPR Revolving Credit Facility (Term SOFR + 4.25%)	$140.0	—	—
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Term Loan 1 Facility due 2030 (12.0%)[1]	$260.0	260.0	260.0
Term Loan 2 Facility due 2030 (12.0%)[1]	$200.0	150.0	150.0
Total Senior Secured Credit Facilities		1,030.0	1,030.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Tower Transactions, handset financing and other		46.5	49.9
Finance lease obligations		7.9	6.9
Total debt and finance lease obligations		3,065.4	3,067.8
Less: premiums, discounts and deferred financing costs, net		(33.1)	(36.3)
Total carrying amount of debt		3,032.3	3,031.5
Less: cash, cash equivalents and restricted cash[2]		(69.6)	(114.6)
Net carrying amount of debt		$2,962.7	$2,916.9
1.The debt under each of the Term Loan Facilities due 2030 is incurred by entities within the Liberty Puerto Rico Borrowing Group that have been designated as “Unrestricted Subsidiaries” under, and in accordance with, terms governing the 6.75% Senior Secured Notes due 2027, the 5.125% Senior Secured Notes due 2029, and the Term Loan Facility due 2028. A more detailed presentation of this construct will be included in the reporting at the Liberty Puerto Rico Borrowing Group level.
2.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network.

•At September 30, 2026, our Fully-swapped Borrowing Cost was 7.3% and the average tenor of our debt (excluding debt related to the Tower Transactions and handset financing) was approximately 1.9 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 12.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s credit agreement governing the Term Loan Facility due 2028.
•At September 30, 2026, we had maximum undrawn commitments of $190 million. At September 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2026 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change
	2026	2025
	CRC in billions, except % amounts
Revenue	78.0	78.0	—%
Operating income	16.7	13.8	21%
Adjusted OIBDA	30.8	28.4	8%
Property & equipment additions	7.9	11.9	(34%)
Operating income as a percentage of revenue	21.4%	17.7%
Adjusted OIBDA as a percentage of revenue	39.5%	36.4%

	Nine months ended
	September 30,		Change
	2026	2025
	CRC in billions, except % amounts
Revenue	231.2	234.5	(1%)
Operating income	42.6	42.4	—%
Adjusted OIBDA	87.2	85.5	2%
Property & equipment additions	26.7	28.4	(6%)
Operating income as a percentage of revenue	18.4%	18.1%
Adjusted OIBDA as a percentage of revenue	37.7%	36.5%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2026		2026
	Borrowing currency in millions	CRC equivalent outstanding in billions

Revolving Credit Facility (Term SOFR + 4.25%)	$34.0	15.5	18.2
Term Loan A Facility due 2031 (10.875%)[1]	$45.0	20.5	20.4
Term Loan B Facility due 2031 (10.875%)[1]	$360.0	164.0	163.4
Term Loan A Facility due 2033 (Term SOFR + 3.50%)	$65.0	29.6	29.5
Total debt		229.6	231.5
Less: deferred financing costs		(4.4)	(4.6)
Total carrying amount of debt		225.2	226.9
Less: cash and cash equivalents		(6.1)	(14.3)
Net carrying amount of debt		219.1	212.6
Exchange rate (CRC to $)		455.5	454.0
1.From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At September 30, 2026, our Fully-swapped Borrowing Cost was 10.3% and the average tenor of our debt was approximately 4.3 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 1.9x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At September 30, 2026, we had maximum undrawn commitments of $26 million (CRC 11.8 billion). At September 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2026 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — September 30, 2026
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean	1,730,600	743,100	283,700	699,600	544,800	1,528,100	1,427,300	433,100	1,860,400
C&W Panama	1,014,000	305,400	198,200	300,300	270,600	769,100	1,566,600	504,200	2,070,800
Total C&W	2,744,600	1,048,500	481,900	999,900	815,400	2,297,200	2,993,900	937,300	3,931,200
Liberty Puerto Rico	1,215,800	503,900	219,600	484,500	289,600	993,700	135,600	537,500	673,100
Liberty Costa Rica[1]	865,700	299,800	218,100	292,900	125,500	636,500	962,100	1,221,800	2,183,900
Total	4,826,100	1,852,200	919,600	1,777,300	1,230,500	3,927,400	4,091,600	2,696,600	6,788,200

1.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2026 vs June 30, 2026
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean	18,500	2,600	(4,200)	4,000	2,900	2,700	(10,700)	2,500	(8,200)
C&W Panama	5,000	9,300	6,800	9,500	8,300	24,600	(700)	15,900	15,200
Total C&W	23,500	11,900	2,600	13,500	11,200	27,300	(11,400)	18,400	7,000
Liberty Puerto Rico	6,100	(3,800)	2,000	(1,800)	(2,500)	(2,300)	(5,800)	5,700	(100)
Liberty Costa Rica	1,300	400	1,700	700	5,000	7,400	(5,400)	19,100	13,700
Total Organic Change	30,900	8,500	6,300	12,400	13,700	32,400	(22,600)	43,200	20,600

Q3 2026 Adjustments:
C&W Panama	—	4,500	2,700	4,500	4,300	11,500	—	7,800	7,800
Total Q3 2026 Adjustments	—	4,500	2,700	4,500	4,300	11,500	—	7,800	7,800
Net additions (losses)	30,900	13,000	9,000	16,900	18,000	43,900	(22,600)	51,000	28,400

Glossary
Adjusted OIBDA – Operating income or loss before share-based compensation and other employee incentive plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash to annualized operating income from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
FMC – Fixed-mobile convergence.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPV – Represents the $250 million estimated pre-tax cash flow savings which we expect to generate over the life of the contract
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, (iv) consolidated leverage ratios, and (v) Adjusted OIBDA less property and equipment additions on a consolidated basis. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA is a non-U.S. GAAP measure. Adjusted OIBDA is the primary measure used by our chief operating decision maker, who is our Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income or loss.
Adjusted OIBDA Less Property and Equipment Additions
We define Adjusted OIBDA less P&E Additions, which is a non-GAAP measure, as Adjusted OIBDA less P&E Additions on an accrual basis. Adjusted OIBDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted OIBDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted OIBDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted OIBDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not substitute for, U.S. GAAP measure of income included in our condensed consolidated statement of operations.

A reconciliation of our operating income or loss to total Adjusted OIBDA, and Adjusted OIBDA less property and equipment additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	in millions
Operating income (loss)	$181.1	$187.5	$507.5	$(17.4)
Share-based compensation and other employee incentive plan-related expense[1]	12.9	15.0	57.3	62.3
Depreciation and amortization	240.1	213.6	683.3	659.9
Impairment, restructuring and other operating items, net	19.9	17.3	47.0	550.2
Adjusted OIBDA	454.0	433.4	1,295.1	1,255.0
Less: Property and equipment additions	169.5	149.3	458.7	419.8
Adjusted OIBDA less property and equipment additions	$284.5	$284.1	$836.4	$835.2

Operating income (loss) margin[2]	16.2%	16.9%	15.4%	(0.5)%

Adjusted OIBDA margin[3]	40.6%	39.0%	39.2%	38.2%
1.Includes expense associated with our long-term value plan, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or loss by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, and (iii) proceeds received in connection with handset receivables securitization, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	in millions
Net cash provided by operating activities	$185.0	$178.2	$444.0	$344.0
Cash payments for direct acquisition and disposition costs	5.5	4.8	14.9	8.8
Expenses financed by an intermediary[1]	65.1	73.0	194.3	153.8
Capital expenditures, net	(140.8)	(122.2)	(360.9)	(358.2)
Principal payments on amounts financed by vendors and intermediaries	(120.9)	(111.5)	(269.3)	(257.3)
Principal payments on finance leases	(0.3)	(0.2)	(2.6)	(0.7)
Repayments of handset receivables securitization, net	(2.7)	(5.7)	(10.4)	(18.7)
Adjusted FCF before distributions to noncontrolling interest owners	(9.1)	16.4	10.0	(128.3)
Distributions to noncontrolling interest owners	(0.7)	—	(25.5)	(29.1)
Adjusted FCF	$(9.8)	$16.4	$(15.5)	$(157.4)
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.
The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.
The following table sets forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	in millions
Revenue – Reported	$368.8	$199.1	$116.7	$298.2	$154.5	$3.5	$(28.3)	$1,112.5
Rebase adjustment:
Foreign currency	1.4	—	5.6	—	18.9	—	0.1	26.0
Revenue – Rebased	$370.2	$199.1	$122.3	$298.2	$173.4	$3.5	$(28.2)	$1,138.5

Reported percentage change	(1)%	(5)%	5%	(3)%	12%	—%	N.M.	—%

Rebased percentage change	(1)%	(5)%	—%	(3)%	—%	—%	N.M.	(2)%
N.M. – Not Meaningful.

	Nine months ended September 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	in millions
Revenue – Reported	$1,099.0	$553.4	$341.7	$897.9	$464.0	$11.2	$(84.5)	$3,282.7
Rebase adjustment:
Foreign currency	2.6	—	12.1	—	42.6	—	0.1	57.4
Revenue – Rebased	$1,101.6	$553.4	$353.8	$897.9	$506.6	$11.2	$(84.4)	$3,340.1

Reported percentage change	(2)%	(2)%	9%	(3)%	8%	(5)%	N.M.	1%

Rebased percentage change	(2)%	(2)%	6%	(3)%	(1)%	(5)%	N.M.	(1)%
N.M. – Not Meaningful.

The following table sets forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	in millions
Adjusted OIBDA – Reported	$172.5	$71.8	$65.2	$95.5	$56.4	$(28.0)	$433.4
Rebase adjustment:
Foreign currency	0.8	—	0.7	—	6.8	0.2	8.5
Adjusted OIBDA – Rebased	$173.3	$71.8	$65.9	$95.5	$63.2	$(27.8)	$441.9

Reported percentage change	—%	1%	(15)%	8%	21%	37%	5%

Rebased percentage change	—%	1%	(16)%	8%	8%	36%	3%

	Nine months ended September 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	in millions
Adjusted OIBDA – Reported	$519.6	$205.0	$183.9	$264.0	$169.3	$(86.8)	$1,255.0
Rebase adjustment:
Foreign currency	1.4	—	1.8	—	15.4	0.3	18.9
Adjusted OIBDA – Rebased	$521.0	$205.0	$185.7	$264.0	$184.7	$(86.5)	$1,273.9

Reported percentage change	(4)%	(2)%	(3)%	9%	12%	31%	3%

Rebased percentage change	(4)%	(2)%	(4)%	9%	2%	31%	2%
The following table sets forth the reconciliation from reported revenue by product on a consolidated basis to rebased revenue by product and related change calculations.

	Three months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Other revenue	Total
	in millions
Revenue by product – Reported	$305.0	$327.9	$308.7	$421.4	$749.3	$355.7	$7.5	$1,112.5
Rebase adjustment:
Foreign currency	4.3	5.6	9.2	12.2	17.8	8.2	—	26.0
Revenue by product – Rebased	$309.3	$333.5	$317.9	$433.6	$767.1	$363.9	$7.5	$1,138.5

Reported percentage change	(4)%	(4)%	7%	5%	1%	—%	(5)%	—%

Rebased percentage change	(5)%	(6)%	4%	1%	(2)%	(2)%	(5)%	(2)%

	Nine months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Other revenue	Total
	in millions
Revenue by product – Reported	$914.1	$980.4	$930.3	$1,264.6	$2,245.0	$1,017.9	$19.8	$3,282.7
Rebase adjustment:
Foreign currency	9.8	12.5	20.8	27.5	40.0	17.4	—	57.4
Revenue by product – Rebased	$923.9	$992.9	$951.1	$1,292.1	$2,285.0	$1,035.3	$19.8	$3,340.1

Reported percentage change	(4)%	(5)%	4%	3%	—%	3%	(2)%	1%

Rebased percentage change	(5)%	(6)%	2%	1%	(2)%	1%	(2)%	(1)%
The following tables set forth the reconciliation from reported revenue by product for our Liberty Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Total
	in millions
Revenue by product – Reported	$124.8	$130.7	$90.0	$110.9	$241.6	$127.2	$368.8
Rebase adjustment:
Foreign currency	0.6	0.5	0.4	0.4	0.9	0.5	1.4
Revenue by product – Rebased	$125.4	$131.2	$90.4	$111.3	$242.5	$127.7	$370.2

Reported percentage change	(8)%	(9)%	6%	1%	(4)%	6%	(1)%

Rebased percentage change	(9)%	(9)%	6%	1%	(5)%	6%	(1)%

	Nine months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Total
	in millions
Revenue by product – Reported	$372.0	$387.9	$268.4	$330.4	$718.3	$380.7	$1,099.0
Rebase adjustment:
Foreign currency	1.0	1.0	0.6	0.7	1.7	0.9	2.6
Revenue by product – Rebased	$373.0	$388.9	$269.0	$331.1	$720.0	$381.6	$1,101.6

Reported percentage change	(8)%	(8)%	6%	2%	(4)%	2%	(2)%

Rebased percentage change	(8)%	(8)%	6%	1%	(4)%	2%	(2)%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Costa Rica segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Total
	in millions
Revenue by product – Reported	$31.9	$41.8	$72.5	$97.2	$139.0	$15.5	$154.5
Rebase adjustment:
Foreign currency	3.9	5.0	8.9	12.0	17.0	1.9	18.9
Revenue by product – Rebased	$35.8	$46.8	$81.4	$109.2	$156.0	$17.4	$173.4

Reported percentage change	5%	5%	17%	17%	13%	4%	12%

Rebased percentage change	(7)%	(7)%	4%	4%	1%	(8)%	—%

	Nine months ended September 30, 2025
	Subscription fixed	Total residential fixed	Subscription mobile	Total residential mobile	Total residential	B2B	Total
		in millions
Revenue by product – Reported	$97.1	$126.1	$216.3	$288.7	$414.8	$49.2	$464.0
Rebase adjustment:
Foreign currency	8.9	11.5	20.2	26.8	38.3	4.3	42.6
Revenue by product – Rebased	$106.0	$137.6	$236.5	$315.5	$453.1	$53.5	$506.6

Reported percentage change	2%	(4)%	15%	14%	9%	1%	8%

Rebased percentage change	(6)%	(12)%	5%	4%	(1)%	(7)%	(1)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage ratios as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2026 and June 30, 2026 are set forth below:

	September 30, 2026		June 30, 2026
	in millions, except leverage ratios
Total debt and finance lease obligations	$8,433.7		$8,448.5
Discounts, premiums and deferred financing costs, net	80.6		85.9
Adjusted total debt and finance lease obligations	8,514.3		8,534.4
Less:
Cash and cash equivalents	546.2		714.1
Restricted cash[1]	32.9		32.8
Net debt and finance lease obligations	$7,935.2		$7,787.5

Operating income[2]:
Operating income for the three months ended March 31, 2026	N/A		$145.2
Operating income for the three months ended June 30, 2026	$181.2		181.2
Operating income for the three months ended September 30, 2026	181.1		N/A
Operating income – last two quarters	$362.3		$326.4
Annualized operating income – last two quarters annualized	$724.6		$652.8
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2026	N/A		$405.1
Adjusted OIBDA for the three months ended June 30, 2026	$436.0		436.0
Adjusted OIBDA for the three months ended September 30, 2026	454.0		N/A
Adjusted OIBDA – last two quarters	$890.0		$841.1
Annualized Adjusted OIBDA – last two quarters annualized	$1,780.0		$1,682.2

Consolidated debt and finance lease obligations to operating income ratio	11.8	x	13.1	x
Consolidated net debt and finance lease obligations to operating income ratio	11.0	x	11.9	x
Consolidated leverage ratio	4.8	x	5.1	x
Consolidated net leverage ratio	4.5	x	4.6	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network.
2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.

3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2026. A reconciliation of our operating income to Adjusted OIBDA for the three months ended June 30, 2026 and March 31, 2026 is presented in the following table:

	Three months ended
	June 30, 2026	March 31, 2026
	in millions
Operating income	$181.2	$145.2
Share-based compensation and other employee incentive plan-related expense	12.8	31.6
Depreciation and amortization	226.1	217.1
Impairment, restructuring and other operating items, net	15.9	11.2
Adjusted OIBDA	$436.0	$405.1

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA; (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA for our borrowing groups is defined as operating income or loss before share-based compensation and other employee incentive plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	in millions
Operating income	$119.6	$152.5	$383.1	$414.8
Share-based compensation and other employee incentive plan-related expense	4.4	4.7	16.3	17.3
Depreciation and amortization	149.0	125.0	397.0	377.1
Related-party fees and allocations	18.1	19.4	65.1	73.3
Impairment, restructuring and other operating items, net	9.6	7.8	17.6	25.9
Adjusted OIBDA	300.7	309.4	879.1	908.4
Less: Noncontrolling interests' share of Adjusted OIBDA	52.5	51.1	146.0	151.6
Proportionate Adjusted OIBDA	$248.2	$258.3	$733.1	$756.8

A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	in millions
Operating income (loss)	$38.7	$23.8	$78.9	$(460.0)
Share-based compensation and other employee incentive plan-related expense	1.1	2.1	4.2	4.7
Depreciation and amortization	53.8	52.0	169.9	174.8
Related-party fees and allocations	9.0	15.6	30.2	41.2
Impairment, restructuring and other operating items, net	0.1	2.0	3.3	503.3
Adjusted OIBDA	$102.7	$95.5	$286.5	$264.0
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	CRC in billions
Operating income	16.7	13.8	42.6	42.4
Share-based compensation and other employee incentive plan-related expense	0.2	0.2	0.6	0.8
Depreciation and amortization	12.6	13.8	41.0	40.7
Related-party fees and allocations	0.3	0.1	0.8	1.0
Impairment, restructuring and other operating items, net	1.0	0.5	2.2	0.6
Adjusted OIBDA	30.8	28.4	87.2	85.5

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended September 30, 2025	Nine months ended September 30, 2025
	in millions
Revenue – Reported	$661.8	$1,926.4
Rebase adjustment:
Foreign currency	7.2	14.8
Revenue – Rebased	$669.0	$1,941.2

Reported percentage change	(1)%	1%

Rebased percentage change	(2)%	—%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended September 30, 2025	Nine months ended September 30, 2025
	in millions
Adjusted OIBDA – Reported	$309.4	$908.4
Rebase adjustment:
Foreign currency	1.6	3.3
Adjusted OIBDA – Rebased	$311.0	$911.7

Reported percentage change	(3)%	(3)%

Rebased percentage change	(3)%	(4)%